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                                    FORM OF
                     DISTRIBUTION AND MANAGEMENT AGREEMENT


       DISTRIBUTION AND MANAGEMENT AGREEMENT made this __th day of ________, 1998, by and among The Travelers Insurance Company, a Connecticut stock insurance company (hereinafter the "Company"), Tower Square Securities, Inc., a Connecticut general business corporation (hereinafter "TSSI"), and The Travelers Separate Account Five for Variable Annuities (hereinafter "Separate Account Five "), a separate account of the Company established by its President and Chief Executive Officer pursuant to a resolution of the Company's Board of Directors on June 8, 1998, pursuant to Section 38a-433 of the Connecticut General Statutes.

       1. The Company hereby agrees to provide all administrative services relative to variable annuity contracts and revisions thereof (hereinafter "Contracts") sold by the Company, the net proceeds of which or reserves for which are maintained in Separate Account Five.

       2. TSSI hereby agrees to perform all sales functions relative to the Contracts. The Company agrees to reimburse TSSI for commissions paid, other sales expenses and properly allocable overhead expenses incurred in performance thereof.

       3. For providing the administrative services referred to in paragraph 1 above and reimbursing TSSI for the sales functions referred to in paragraph 2 above, the Company will receive the deductions for sales and administrative expenses which are stated in the Contracts.

       4. The Company will furnish at its own expense and without cost to Separate Account Five the administrative expenses of Separate Account Five, including but not limited to:

       (a) office space in the offices of the Company or in such other place as may be agreed upon from time to time, and all necessary office facilities and equipment;

       (b) necessary personnel for managing the affairs of Separate Account Five, including clerical, bookkeeping, accounting and other office personnel;

       (c) all information and services, including legal services, required in connection with registering and qualifying Separate Account Five or the Contracts with federal and state regulatory authorities, preparation of registration statements and prospectuses, including amendments and revisions thereto, and annual, semi-annual and periodic reports, notices and proxy solicitation materials furnished to variable annuity Contract Owners or regulatory authorities, including the costs of printing and mailing such items;

       (d) the costs of preparing, printing, and mailing all sales literature;

       (e) all registration, filing and other fees in connection with compliance requirements of federal and state regulatory authorities;

       (f) the charges and expenses of any custodian or depository appointed by Separate Account Five for the safekeeping of its cash, securities and other property; and

       (g) the charges and expenses of independent accountants retained by Separate Account Five.

       5. The services of the Company and TSSI to Separate Account Five hereunder are not to be deemed exclusive and the Company and TSSI shall be free to render similar services to others so long as its services hereunder are not impaired or interfered with thereby.
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       6.     The Company agrees to guarantee that the annuity payments will not be affected by mortality experience (under Contracts the reserves for which are invested in Separate Account Five) and as such assumes the risks (a) that the actuarial estimate of mortality rates among annuitants may prove erroneous and that reserves set up on the basis of such estimates will not be sufficient to meet the Company's variable annuity payment obligations, and (b) that the charges for services and expenses of the Company set forth in the Contracts may not prove sufficient to cover its actual expenses. For providing these mortality and expense risk guarantees, the Company will receive from Separate Account Five an amount per valuation period of Separate Account Five, as provided from time to time.

       7. This Agreement will be effective on the date executed, and will remain effective until terminated by any party upon sixty (60) days notice; provided, however, that this agreement will terminate automatically in the event of its assignment by any of the parties hereto.

       8. Notwithstanding termination of this Agreement, the Company shall continue to provide administrative services and mortality and expense risk guarantees provided for herein with respect to Contracts in effect on the date of termination, and the Company shall continue to receive the compensation provided under this Agreement.

       9. This Agreement is subject to the provisions of the Investment Company Act of 1940, as amended, and the rules of the Securities and Exchange Commission.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunto duly authorized and, in the case of the Company and TSSI, seals to be affixed as of the day and year first above written.


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
                                                   THE TRAVELERS INSURANCE COMPANY
(Seal)                                             By:
                                                      ---------------------------------
                                                   Title:
                                                         ------------------------------
ATTEST:
----------------------------
Assistant Secretary

                                                   THE TRAVELERS SEPARATE ACCOUNT FIVE
                                                   FOR VARIABLE ANNUITIES
                                                   By:
                                                      ---------------------------------
                                                   Title:
                                                         ------------------------------
WITNESS:
----------------------------

                                                   TOWER SQUARE SECURITIES, INC.

                                                   By:
                                                       --------------------------------
                                                   Title:
                                                          -----------------------------
ATTEST:  (SEAL)
----------------------------
Corporate Secretary
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